Exhibit 99.1

The Michaels Companies Announces Second Quarter 2018 Results and Raises Fiscal 2018 EPS Guidance

  Comparable Store Sales Decreased 0.4%
  Net income of $27.5 million, or $0.15 per diluted share
  Full Year Diluted EPS Guidance raised by $0.10 to $2.29 to $2.42
  10.7 Million Shares of Common Stock Repurchased Through Accelerated Stock Repurchase Program

IRVING, Texas--(BUSINESS WIRE)--August 30, 2018--The Michaels Companies, Inc. (NASDAQ: MIK) today reported diluted earnings per share for the second quarter of fiscal 2018 of $0.15, one cent above the Company’s previously provided guidance.

“We delivered second quarter results that were in-line with our expectations despite continued softness in the core arts and crafts industry. Our sales trend improved as the quarter progressed, reflecting better merchandise in-stocks and enhanced omnichannel capabilities. In addition, we converted 238 stores to our flexible merchandising area format, launched Michaels Rewards in Canada, and tested a number of different promotional vehicles to learn more about what motivates our customer,” said Chuck Rubin, Chairman and CEO. “Looking to the rest of fiscal 2018, we have raised our full year EPS guidance to reflect the net impact of higher than anticipated headwinds from distribution-related costs, a lower expected effective tax rate, and the impact of our accelerated share repurchase program. We are encouraged by recent sales trends and believe the investments we made in the first half of the year will help us deliver our revenue and earnings expectations for the second half of fiscal 2018.”

Second Quarter Highlights

Net sales were $1,053.3 million, compared to $1,072.6 million in the second quarter of fiscal 2017. The decrease in net sales was primarily due to the closure of all 94 full-size Aaron Brothers stores in the first quarter of fiscal 2018 and a 0.4% (0.5% on a constant currency basis) decline in comparable store sales. The sales decrease was partially offset by sales from the operation of 21 additional Michaels stores (net of closures) during the quarter and an increase in wholesale revenue. During the quarter, the Company opened nine new Michaels stores, closed one Michaels store and relocated seven Michaels stores. At the end of the second quarter, the Company operated 1,251 Michaels stores and 36 Pat Catan’s stores.

Operating income was $74.3 million, compared to $88.0 million in the second quarter of fiscal 2017. As expected, the decrease in operating income was due to lower gross profit, partially offset by lower selling, general and administrative expense, including store pre-opening costs (“SG&A”). The decrease in gross profit, as a percentage of sales, in the quarter was due to higher distribution-related costs, increased promotional activity and occupancy cost deleverage, partially offset by benefits from the Company’s ongoing sourcing initiatives. SG&A was lower in the quarter primarily due to a reduction in performance-based compensation and a decrease in expenses related to the Aaron Brothers store closures during the first quarter of fiscal 2018, partially offset by higher marketing expenses. In addition, the Company recognized a $3.2 million gain in the quarter primarily related to the settlement of lease obligations associated with the closure of 94 full-size Aaron Brothers stores and its related one-time restructuring charge in the first quarter of fiscal 2018. Excluding the $3.2 million gain, adjusted operating income for the second quarter of fiscal 2018 was $71.1 million.

Interest expense increased $6.1 million to $37.1 million, from $31.1 million in the second quarter of fiscal 2017 due to higher LIBOR rates associated with the Company’s variable rate Amended Term Loan Credit Facility and the settlement payments associated with the Company’s interest rate swaps.

During the second quarter, the Company amended its $2.2 billion Amended Term Loan Credit Facility to reduce the interest rate to LIBOR plus 2.50% from LIBOR plus 2.75%. As a result, the Company recognized a loss on the early extinguishment of debt of approximately $1.8 million related to this transaction in the quarter.

The effective tax rate was 24.0%, compared to 36.0% in the second quarter of fiscal 2017. The lower effective tax rate is primarily due to a reduction in the federal statutory tax rate in connection with the enactment of the Tax Cuts and Jobs Act of 2017 (“Tax Act”).

Net income was $27.5 million, or $0.15 per diluted share, compared to $35.6 million, or $0.19 per diluted share, in the second quarter of fiscal 2017. Excluding the $2.4 million gain (net of taxes) related to the settlement of lease obligations associated with the closure of 94 full-size Aaron Brothers stores in the first quarter of fiscal 2018 and $1.4 million of losses (net of taxes) on early extinguishments of debt and refinancing costs, adjusted net income for the second quarter of fiscal 2018 was $26.4 million, or $0.15 per diluted share.

During the quarter, the Company paid $250 million and received an initial delivery of approximately 10.7 million shares pursuant to its previously announced accelerated share repurchase (“ASR”) under its share repurchase authorization program. The total number of shares the Company will repurchase under its ASR agreement will be based upon the volume-weighted average share price of the Company’s common stock during the term of the transaction. Final settlement of the transaction under the ASR agreement, including receipt of any remaining shares, is expected to occur in the third quarter of fiscal 2018. At the conclusion of the ASR, the total remaining authorization for future repurchases is expected to be approximately $100 million. The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Third Quarter and Fiscal Year 2018 Outlook:

The Company’s guidance for fiscal 2018 assumes Aaron Brothers stores were closed as of the start of the fiscal year and excludes the restructuring charge, provisional tax adjustments, and any one-time costs associated with debt refinancing.

For fiscal 2018, a 52-week year, the Company now expects:

  net sales will be between $5,217 million and $5,293 million;
  comparable store sales will increase between 0% and 1.5%;
  to open 19 new Michaels stores (net of closures) and relocate 21 Michaels stores;
  adjusted operating income will be in the range of $667 million to $700 million, reflecting the impact of higher distribution-related costs;
  net interest expense will be approximately $144 million;
  the effective tax rate will be approximately 23%, reflecting additional clarification received on the Tax Act;
  adjusted diluted earnings per common share will be between $2.29 and $2.42, based on diluted weighted average common shares of approximately 176 million; and
  capital expenditures will be between $160 million and $170 million.

For the third quarter of fiscal 2018, the Company expects:

  comparable store sales will increase between 1.5% and 3.0%;
  to open five new Michaels stores (net of closures) and relocate five Michaels stores;
  adjusted operating income will be in the range of $131 million and $138 million;
  net interest expense will be approximately $38 million;
  the effective tax rate will be approximately 23%, reflecting additional clarification received on the Tax Act; and
  adjusted diluted earnings per common share will be between $0.42 and $0.45, based on diluted weighted average common shares of 171 million.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, August 30, 2018, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10122588. Callers who pre-register will be given a phone number and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

The conference call will also be webcast at https://investors.michaels.com/news-events/events. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until September 13, 2018, by dialing (877) 344-7529 or (412) 317-0088, access code 10122588.

Non-GAAP Information

This press release includes non-GAAP measures including operating income excluding a one-time restructuring charge primarily related to the closing of 94 full-size Aaron Brothers stores in the first quarter (net of income from Aaron Brothers operations) (“Adjusted operating income”); net income excluding a one-time restructuring charge (net of income from Aaron Brothers operations), net of related income taxes, losses on early extinguishments of debt and refinancing costs, net of related income taxes, and excluding provisional adjustments related to tax reform (“Adjusted net income”); and diluted earnings per share excluding a one-time restructuring charge (net of income from Aaron Brothers operations), net of related income taxes, losses on early extinguishments of debt and refinancing costs, net of related income taxes, and excluding provisional adjustments related to tax reform (“Adjusted diluted earnings per share”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2018 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2017 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company owns and operates more than 1,200 stores in 49 states and Canada under the brands Michaels, Aaron Brothers and Pat Catan’s. Additionally, the Company serves customers through Michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 4,	July 29,	August 4,	July 29,
(in thousands, except per share data)	2018	2017	2018	2017
Net sales	$1,053,267	$1,072,593	$2,208,778	$2,231,156
Cost of sales and occupancy expense	679,938	670,082	1,378,887	1,361,012
Gross profit	373,329	402,511	829,891	870,144
Selling, general and administrative	300,981	313,867	629,598	641,263
Restructure charge	(3,220)	—	44,278	—
Store pre-opening costs	1,295	662	2,799	1,640
Operating income	74,273	87,982	153,216	227,241
Interest expense	37,101	31,051	71,695	61,488
Losses on early extinguishments of debt and refinancing costs	1,835	—	1,835	—
Other (income) expense, net	(832)	1,353	(2,525)	1,309
Income before income taxes	36,169	55,578	82,211	164,444
Income taxes	8,681	20,016	27,838	56,674
Net income	$27,488	$35,562	$54,373	$107,770

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	807	13,944	(6,246)	8,672
Comprehensive income	$28,295	$49,506	$48,127	$116,442

Earnings per common share:
Basic	$0.15	$0.19	$0.30	$0.57
Diluted	$0.15	$0.19	$0.30	$0.57
Weighted-average common shares outstanding:
Basic	177,348	186,886	179,436	187,927
Diluted	178,215	187,931	180,426	189,171

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:
	13 Weeks Ended		26 Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	64.6	62.5	62.4	61.0
Gross profit	35.4	37.5	37.6	39.0
Selling, general and administrative	28.6	29.3	28.5	28.7
Restructure charge	(0.3)	—	2.0	—
Store pre-opening costs	0.1	0.1	0.1	0.1
Operating income	7.1	8.2	6.9	10.2
Interest expense	3.5	2.9	3.2	2.8
Losses on early extinguishments of debt and refinancing costs	0.2	—	0.1	—
Other (income) expense, net	(0.1)	0.1	(0.1)	0.1
Income before income taxes	3.4	5.2	3.7	7.4
Income taxes	0.8	1.9	1.3	2.5
Net income	2.6%	3.3%	2.5%	4.8%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	August 4,	February 3,	July 29,
(in thousands, except per share data)	2018	2018	2017
ASSETS
Current Assets:
Cash and equivalents	$123,191	$425,896	$134,119
Merchandise inventories	1,280,095	1,123,288	1,195,495
Prepaid expenses and other	98,742	97,830	87,176
Accounts receivable, net	31,095	26,207	24,311
Income taxes receivable	16,523	3,761	20,085
Total current assets	1,549,646	1,676,982	1,461,186
Property and equipment, at cost	1,613,115	1,593,683	1,530,622
Less accumulated depreciation and amortization	(1,167,985)	(1,173,663)	(1,122,928)
Property and equipment, net	445,130	420,020	407,694
Goodwill	119,074	119,074	119,074
Other intangible assets, net	20,983	21,769	22,736
Deferred income taxes	31,532	34,538	37,137
Other assets	26,180	27,832	12,202
Total assets	$2,192,545	$2,300,215	$2,060,029

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$555,270	$483,002	$510,818
Accrued liabilities and other	351,987	370,457	391,784
Current portion of long-term debt	140,261	24,900	112,125
Income taxes payable	427	79,586	823
Total current liabilities	1,047,945	957,945	1,015,550
Long-term debt	2,695,087	2,701,764	2,712,475
Other liabilities	148,893	150,001	99,997
Total liabilities	3,891,925	3,809,710	3,828,022

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 171,375 shares issued and outstanding at August 4, 2018; 181,919 shares issued and outstanding at February 3, 2018; and 183,414 shares issued and outstanding at July 29, 2017	11,504	12,206	12,330
Additional paid-in-capital	—	21,740	59,099
Treasury stock	—	—	(11,361)
Accumulated deficit	(1,700,978)	(1,539,781)	(1,822,509)
Accumulated other comprehensive loss	(9,906)	(3,660)	(5,552)
Total stockholders’ deficit	(1,699,380)	(1,509,495)	(1,767,993)
Total liabilities and stockholders’ deficit	$2,192,545	$2,300,215	$2,060,029

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
	August 4,	July 29,
(in thousands)	2018	2017
Cash flows from operating activities:
Net income	$54,373	$107,770
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	59,054	57,423
Share-based compensation	12,334	10,557
Debt issuance costs amortization	2,522	2,549
Accretion of long-term debt, net	(256)	(252)
Restructure charge	44,278	—
Deferred income taxes	770	(225)
Losses on early extinguishments of debt and refinancing costs	1,835	—
Changes in assets and liabilities:
Merchandise inventories	(177,586)	(67,218)
Prepaid expenses and other	2,217	(1)
Accounts receivable	(6,366)	(1,096)
Other assets	(1,165)	(700)
Accounts payable	54,823	(11,841)
Accrued interest	553	(7,691)
Accrued liabilities and other	(49,838)	(2,811)
Income taxes	(87,341)	(91,771)
Other liabilities	3,231	1,272
Net cash used in operating activities	(86,562)	(4,035)

Cash flows from investing activities:
Additions to property and equipment	(69,908)	(43,120)
Net cash used in investing activities	(69,908)	(43,120)

Cash flows from financing activities:
Common stock repurchased	(252,508)	(191,164)
Payments on term loan credit facility	(11,790)	(12,450)
Borrowings on asset-based revolving credit facility	133,600	139,100
Payments on asset-based revolving credit facility	(15,600)	(58,100)
Payment of debt refinancing costs	(1,069)	—
Payment of dividends	(317)	(408)
Proceeds from stock options exercised	1,449	5,483
Net cash used in financing activities	(146,235)	(117,539)

Net change in cash and equivalents	(302,705)	(164,694)
Cash and equivalents at beginning of period	425,896	298,813
Cash and equivalents at end of period	$123,191	$134,119

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 4,	July 29,	August 4,	July 29,
(in thousands)	2018	2017	2018	2017
Net cash used in operating activities	$(119,065)	$(26,980)	$(86,562)	$(4,035)
Depreciation and amortization	(29,596)	(28,872)	(59,054)	(57,423)
Share-based compensation	(5,365)	(5,615)	(12,334)	(10,557)
Debt issuance costs amortization	(1,248)	(1,275)	(2,522)	(2,549)
Accretion of long-term debt, net	130	126	256	252
Restructure charge	3,220	—	(44,278)	—
Deferred income taxes	1,810	484	(770)	225
Losses on early extinguishments of debt and refinancing costs	(1,835)	—	(1,835)	—
Changes in assets and liabilities	179,437	97,694	261,472	181,857
Net income	27,488	35,562	54,373	107,770
Interest expense	37,101	31,051	71,695	61,488
Income taxes	8,681	20,016	27,838	56,674
Depreciation and amortization	29,596	28,872	59,054	57,423
Interest income	(842)	(110)	(2,248)	(254)
EBITDA	102,024	115,391	210,712	283,101
Adjustments:
Losses on early extinguishments of debt and refinancing costs	1,835	—	1,835	—
Share-based compensation	5,365	5,615	12,334	10,557
Restructure charge	(3,220)	—	44,278	—
Severance costs	—	243	902	577
Store pre-opening costs	1,295	662	2,799	1,640
Store remodel costs	3,239	855	3,754	977
Foreign currency transaction (gains) losses	(231)	1,386	(801)	1,447
Store closing costs	2,587	284	3,649	2,013
Other(1)	555	634	1,281	1,499
Adjusted EBITDA	$113,449	$125,070	$280,743	$301,811

(1)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign on bonuses, and certain legal expenses.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended		26 Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Michaels stores:
Open at beginning of period	1,243	1,225	1,238	1,223
New stores	9	5	15	8
Relocated stores opened	7	1	16	8
Closed stores	(1)	—	(2)	(1)
Relocated stores closed	(7)	(1)	(16)	(8)
Michaels stores open at end of period	1,251	1,230	1,251	1,230

Aaron Brothers stores:
Open at beginning of period	3	104	97	109
Closed stores	(3)	(3)	(97)	(8)
Aaron Brothers stores open at end of period	—	101	—	101

Pat Catan's stores:
Open at beginning of period	36	35	36	35
Acquired stores	—	—	—	—
New stores	—	—	—	—
Pat Catan's stores open at end of period	36	35	36	35

Total store count at end of period	1,287	1,366	1,287	1,366

Other Operating Data:
Average inventory per Michaels store (in thousands)[1]	$921	$864	$921	$864
Comparable store sales	(0.4)%	0.6%	0.0%	(0.3)%
Comparable store sales, at constant currency	(0.5)%	0.8%	(0.3)%	(0.2)%

[1] The calculation of average inventory per Michaels store excludes Aaron Brothers and Pat Catan's stores.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 4,	July 29,	August 4,	July 29,
(In thousands, except per share)	2018	2017	2018	2017
Operating income	$74,273	$87,982	$153,216	$227,241
Restructure charge and other (a)	(3,220)	—	43,975	—
Adjusted operating income	$71,053	$87,982	$197,191	$227,241

Net income	$27,488	$35,562	$54,373	$107,770
Restructure charge and other (a)	(3,220)	—	43,975	—
Losses on early extinguishments of debt and refinancing costs (b)	1,835	—	1,835	—
Tax adjustment for above items (c)	332	—	(10,994)	—
Tax reform – provisional adjustments of repatriation taxes (d)	—	—	8,107	—
Adjusted net income	$26,435	$35,562	$97,296	$107,770

Earnings per common share, diluted	$0.15	$0.19	$0.30	$0.57
Restructure charge and other (a)	(0.02)	—	0.24	—
Losses on early extinguishments of debt and refinancing costs (b)	0.01	—	0.01	—
Tax adjustment for above items (c)	0.00	—	(0.06)	—
Tax reform – provisional adjustments of repatriation taxes (d)	—	—	0.04	—
Adjusted earnings per common share, diluted	$0.15	$0.19	$0.54	$0.57
(a)

Excludes the restructure charge primarily related to the closure of 94 full-size Aaron Brothers stores and $0.3 million or operating income in the first quarter of fiscal 2018 from the operation of Aaron Brothers (prior to closing).

(b)	Eliminates the loss on early extinguishments of debt and refinancing costs.
(c)	Adjusts for the tax impact of the restructure charge and loss on early extinguishments of debt and refinancing costs.
(d)	Excludes provisional adjustments related to repatriation taxes for accumulated earnings of foreign subsidiaries resulting from the enactment of the Tax Cuts and Jobs Act of 2017.

CONTACT:
Investor Contact:
The Michaels Companies, Inc.
Kiley F. Rawlins, CFA, 972-409-7404
Kiley.Rawlins@michaels.com
or
ICR, Inc.
Farah Soi, 203-682-8200
Farah.Soi@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell/ Julia Young, 203-682-8200
Michaels@icrinc.com